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                                                                   Exhibit 10.36

                               WATERS CORPORATION
                 AMENDED AND RESTATED MANAGEMENT INCENTIVE PLAN
                                      2005

      Section 162(m) of the Internal Revenue Code ("Section 162(m)") generally limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance-based compensation." In order for compensation to qualify as "performance-based compensation", it must meet the following criteria: (i) such compensation must be payable solely on account of the attainment of one or more pre-established, objective performance goals; (ii) the performance goal under which such compensation is paid must be established by a compensation committee composed solely of two or more "outside directors"; (iii) the material terms of the performance goal under which such compensation is paid must be disclosed to and approved by the stockholders before payment; and (iv) the compensation committee must certify that the performance goals have been satisfied before payment. The Company's Management Incentive Plan (the "Plan") satisfies by its terms the requirement set forth in clause (i) above, and the Compensation Committee intends to satisfy the requirements set forth in clauses
(ii) and (iv) above. Accordingly, in order to ensure compliance with Section 162(m), the Company's stockholders are asked to approve the material terms of the Plan described below as such terms apply to the senior executives of the Company. Failure of the stockholders to approve the material terms of the Plan will not prevent the Company from making incentive payments under the Plan in the event that the Company achieves the Performance Objectives. However, the tax deduction for such incentive payments will not be available to the Company to the extent that the annual compensation paid to each senior executive exceeds $1 million.

      Purpose. The purpose of the Plan is to promote the interests of the Company and its stockholders by providing certain key employees of the Company with an incentive to (i) join and/or remain in the service of the Company, (ii) maintain and enhance the long-term performance and profitability of the Company and (iii) acquire a proprietary interest in the success of the Company.

      Administration. With respect to the Company's senior executives, the Plan is administered by the Compensation Committee. The stockholders are being asked to approve the material terms of the Plan only as such terms pertain to such senior executives (each, a "Participant"). Within the first ninety days of each fiscal year (each a "Plan Year"), the Compensation Committee establishes the performance objective on which each Participant's incentive payment is based (the "Performance Objective"). At the conclusion of each Plan Year, the Compensation Committee reviews the audited results of the Company's performance against each Participant's Performance Objective and determines the incentive payment earned by each Participant.

      Duration. The Plan may be modified or terminated at any time at the discretion of the Board of Directors. To qualify under Section 162(m) of the Internal Revenue Code, any material modifications of the Plan require stockholder approval.

      Determination of Incentive Payment. Within the first ninety days of each Plan Year, the Compensation Committee establishes a schedule of potential incentive payments for each Participant which are tied to the Company's achievement of certain Performance Objectives. Each Participant becomes eligible to receive an incentive payment if the Company achieves 90% of such Participant's Performance Objective. The amount of the incentive payment increases as the Company achieves a greater percentage of such Participant's Performance Objective. The maximum incentive payment under the Plan may not exceed $5,000,000.

      Business Criteria on which the Performance Objectives are Based. The business criteria on which each Participant's Performance Objective is based are determined by the Compensation Committee each Plan Year. Such business criteria may in the future include, but are not limited to, objectively verifiable growth in the Company's financial performance, or objectively verifiable improvement in the Company's

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income statement or balance sheet position determined based on the Company's audited financial statements and its financial records at the end of each Plan Year.

      Summary of Tax Consequences. The following is a brief and general discussion of the federal income tax rules applicable to the receipt of an incentive payment under the Plan. In the tax year during which each Participant receives an incentive payment under the Plan, such Participant recognizes ordinary income in the amount of such incentive payment. The Company generally will have a deduction in the same amount as the ordinary income recognized by each Participant in the Company's tax year in which such incentive payment is accrued by the Company. For purposes of the foregoing summary, it is assumed that no incentive payment will constitute in any part "deferred compensation" as that term is defined in Section 409A or, if any incentive payment were to constitute deferred compensation, its terms would comply with the requirements of Section 409A (in general, by limiting any flexibility in the time of payment). If an incentive payment includes deferred compensation, and its terms do not comply with the requirements of Section 409A, then the incentive payment will be taxable when it is earned and vested (even if not then payable) and the recipient will be subject to an additional 20% tax.

      Required Vote; Recommendation of the Board of Directors. The proposal to approve the Management Incentive Plan will require approval by a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the meeting. Withholding authority to vote for approval of the Plan will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will not be treated as votes cast for approval of the Plan. Broker "non-votes" will not be treated as shares present and entitled to vote on approval of the Plan and will have no effect on the outcome of the vote. Broker "non-votes" will be counted as present for the purpose of determining whether a quorum is present.